Exhibit 11
KIMBALL INTERNATIONAL, INC.
COMPUTATION OF EARNINGS PER SHARE

(Unaudited)	Three Months Ended			Three Months Ended
(Amounts in Thousands, Except for Per Share Data)	December 31, 2012			December 31, 2011
	Class A	Class B	Total	Class A	Class B	Total
Basic Earnings Per Share:
Dividends Declared	$374	$1,489	$1,863	$468	$1,375	$1,843
Undistributed Earnings	506	1,810	2,316	372	982	1,354
Net Income	$880	$3,299	$4,179	$840	$2,357	$3,197
Average Basic Shares Outstanding	8,320	29,757	38,077	10,417	27,474	37,891
Basic Earnings Per Share	$0.11	$0.11		$0.08	$0.09
Diluted Earnings Per Share:
Dividends Declared and Assumed Dividends on Dilutive Shares	$384	$1,489	$1,873	$472	$1,375	$1,847
Undistributed Earnings	514	1,792	2,306	373	977	1,350
Net Income	$898	$3,281	$4,179	$845	$2,352	$3,197
Average Diluted Shares Outstanding	8,538	29,757	38,295	10,505	27,474	37,979
Diluted Earnings Per Share	$0.11	$0.11		$0.08	$0.09
Reconciliation of Basic and Diluted EPS Calculations:
Net Income Used for Basic EPS Calculation	$880	$3,299	$4,179	$840	$2,357	$3,197
Assumed Dividends Payable on Dilutive Performance Shares	10	—	10	4	—	4
Increase (Reduction) in Undistributed Earnings - allocated based on Class A and Class B shares	8	(18)	(10)	1	(5)	(4)
Net Income Used for Diluted EPS Calculation	$898	$3,281	$4,179	$845	$2,352	$3,197
Average Shares Outstanding for Basic EPS Calculation	8,320	29,757	38,077	10,417	27,474	37,891
Dilutive Effect of Average Outstanding Performance Shares	218	—	218	88	—	88
Average Shares Outstanding for Diluted EPS Calculation	8,538	29,757	38,295	10,505	27,474	37,979

All of the 235,000 and 480,000 average outstanding stock options were antidilutive and were excluded from the dilutive calculations for the quarters ended December 31, 2012 and 2011, respectively.

(Unaudited)	Six Months Ended			Six Months Ended
(Amounts in Thousands, Except for Per Share Data)	December 31, 2012			December 31, 2011
	Class A	Class B	Total	Class A	Class B	Total
Basic Earnings Per Share:
Dividends Declared	$758	$2,966	$3,724	$938	$2,747	$3,685
Undistributed Earnings (Loss)	1,275	4,141	5,416	(174)	(460)	(634)
Net Income	$2,033	$7,107	$9,140	$764	$2,287	$3,051
Average Basic Shares Outstanding	8,954	29,093	38,047	10,409	27,454	37,863
Basic Earnings Per Share	$0.23	$0.24		$0.07	$0.08
Diluted Earnings Per Share:
Dividends Declared and Assumed Dividends on Dilutive Shares	$795	$2,966	$3,761	$948	$2,747	$3,695
Undistributed Earnings (Loss)	1,311	4,068	5,379	(178)	(466)	(644)
Net Income	$2,106	$7,034	$9,140	$770	$2,281	$3,051
Average Diluted Shares Outstanding	9,376	29,093	38,469	10,519	27,454	37,973
Diluted Earnings Per Share	$0.22	$0.24		$0.07	$0.08
Reconciliation of Basic and Diluted EPS Calculations:
Net Income Used for Basic EPS Calculation	$2,033	$7,107	$9,140	$764	$2,287	$3,051
Assumed Dividends Payable on Dilutive Performance Shares	37	—	37	10	—	10
Increase (Reduction) in Undistributed Earnings (Loss) - allocated based on Class A and Class B shares	36	(73)	(37)	(4)	(6)	(10)
Net Income Used for Diluted EPS Calculation	$2,106	$7,034	$9,140	$770	$2,281	$3,051
Average Shares Outstanding for Basic EPS Calculation	8,954	29,093	38,047	10,409	27,454	37,863
Dilutive Effect of Average Outstanding Performance Shares	422	—	422	110	—	110
Average Shares Outstanding for Diluted EPS Calculation	9,376	29,093	38,469	10,519	27,454	37,973

All of the 316,000 and 527,000 average outstanding stock options were antidilutive and were excluded from the dilutive calculations for the six months ended December 31, 2012 and 2011, respectively.